                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement            / / Confidential, for use of the
                                               Commission only (as permitted
                                               By Rule 14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-12

                             ALAMOSA HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/   No fee required.
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)    Title of each class of securities to which transaction applies:

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2)    Aggregate number of securities to which transaction applies:

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3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)    Proposed maximum aggregate value of transaction:

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5)    Total fee paid:

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/ /   Fee paid previously with preliminary materials.

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/ /   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
--------------------------------------------------------------------------------
1)    Amount previously paid:

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2)    Form, Schedule or Registration Statement No.

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3)    Filing party:

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4)    Date filed:

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

                             ALAMOSA HOLDINGS, INC.
                                5225 S. LOOP 289
                              LUBBOCK, TEXAS 79424

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 29, 2002
                            AT 10:00 A.M. LOCAL TIME

To the stockholders of Alamosa Holdings, Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders of ALAMOSA HOLDINGS, INC. ("Alamosa Holdings"), a Delaware corporation, will be held at The Holiday Inn--Park Plaza Hotel and Conference Center, 3201 S. Loop 289, Lubbock, Texas, on May 29, 2002, at 10:00 a.m. local time, for the following purposes:

         1. To elect three directors to the Board of Directors of Alamosa Holdings to serve for a term of three years;

         2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of Alamosa Holdings for the year ending December 31, 2002; and

         3. To transact such other business as may properly be brought before the meeting.

         These items of business are described in detail in the attached Proxy Statement. Holders of record of Alamosa Holdings common stock at the close of business on April 12, 2002, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by the stockholders of Alamosa Holdings, for any purpose germane to the Annual Meeting, during ordinary business hours beginning 10 days prior to the date of the meeting, at Alamosa Holdings' executive offices at 5225 S. Loop 289, Lubbock, Texas.

         YOUR VOTE IS IMPORTANT. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the Annual Meeting.


                                          By Order of the Board of Directors,

                                          /s/ Kendall W. Cowan

                                          Kendall W. Cowan
                                          Chief Financial Officer and Secretary

Lubbock, Texas
April 17, 2002

                             ALAMOSA HOLDINGS, INC.
                                5225 S. LOOP 289
                              LUBBOCK, TEXAS 79424

                       -----------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of ALAMOSA HOLDINGS, INC. ("Alamosa Holdings"), a Delaware corporation, for use at the Annual Meeting of Stockholders (the "Meeting") to be held at The Holiday Inn--Park Plaza Hotel and Conference Center, 3201 S. Loop 289, Lubbock, Texas, on May 29, 2002, at 10:00 a.m. local time, and at any adjournment thereof. The proxy statement and accompanying proxy are first being sent to stockholders on or about April 18, 2002.

INTRODUCTORY NOTE

         Alamosa PCS Holdings, Inc. completed its initial public offering of common stock on February 2, 2000. On December 14, 2000, Alamosa PCS Holdings, Inc. formed a new holding company pursuant to Section 251(g) of the Delaware General Corporation Law (the "Holding Company Formation"). In that transaction, each share of Alamosa PCS Holdings, Inc. was converted into one share of the new holding company, and the former public company, which was renamed Alamosa (Delaware), Inc. (referred to herein as "Alamosa (Delaware)"), became a wholly owned subsidiary of the new holding company, which was renamed Alamosa PCS Holdings, Inc. (referred to herein as "Alamosa PCS Holdings"). On February 14, 2001, Alamosa Holdings became the new public holding company of Alamosa PCS Holdings and its subsidiaries pursuant to a reorganization transaction in which a wholly owned subsidiary of Alamosa Holdings was merged with and into Alamosa PCS Holdings (the "Reorganization"). As a result of the Reorganization, Alamosa PCS Holdings became a wholly owned subsidiary of Alamosa Holdings, and each share of Alamosa PCS Holdings common stock was converted into one share of Alamosa Holdings common stock.

         References in this Proxy Statement to the "Company" refer to, and all disclosure contained herein with respect to director and executive compensation, board committee meetings and actions, stock price performance and other matters reflects information for: (i) Alamosa Holdings, for all periods after completion of the Reorganization, during which time it was the public holding company, (ii) Alamosa PCS Holdings, for the period after the Holding Company Formation but prior to the Reorganization, during which time it was the public holding company, and (iii) Alamosa (Delaware) (formerly Alamosa PCS Holdings, Inc.), for the period prior to the Holding Company Formation, during which time it was the public holding company.

RECORD DATE

         The Board of Directors has fixed the close of business on April 12, 2002 as the record date (the "Record Date") for determination of stockholders entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 92,915,470 shares of common stock, par value $0.01 per share (the "Common Stock"), of Alamosa Holdings outstanding, held by approximately 276 holders of record. At the Meeting, each holder of Common Stock will have one vote for each share of Common Stock held.

QUORUM

         The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or by proxy, will constitute a quorum at the Meeting. Shares held by persons attending the Meeting but not voting, and shares represented in person or by proxy and for which the holder has abstained from voting, will be counted as present at the Meeting for purposes of determining the presence or absence of a quorum.

         All votes cast in person or by proxy will be counted by representatives of Mellon Investor Services, transfer agent for the Common Stock, who will serve as the inspector of elections at the Meeting and who will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes for each proposal. "Broker non-votes" occur where a broker holding stock in "street name" votes the shares on some matters but not others. The missing votes are deemed to be "broker non-votes." The inspector of elections will treat "broker non-votes" as shares that are present and entitled to vote for the purpose of determining whether a quorum exists. However, for the purpose of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present or entitled to vote with respect to that matter (even though those shares are considered present for quorum purposes and may be entitled to vote on other matters).

VOTES REQUIRED FOR APPROVAL OF THE PROPOSALS

         Directors of the Company will be elected by a plurality of the votes cast at the Meeting. In the election of directors of the Company, votes to withhold authority, abstentions from voting and "broker non-votes," if any, will be disregarded and have no effect on the outcome of the vote.

         Ratification of the appointment of independent auditors of the Company requires the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon who are present, either in person or by proxy, at the Meeting. With respect to the ratification of the appointment of auditors of the Company, abstentions from voting will have the same effect as voting against such matter and "broker non-votes," if any, will be disregarded and have no effect on the outcome of the vote.

PROXIES

         All shares of Common Stock represented by properly executed proxies received before or at the Meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares represented by such proxy card will be voted "FOR" approval of each of the proposals to be voted on at the Meeting. You are urged to mark the box on your proxy card to indicate how to vote your shares.

         You may revoke your proxy at any time before it is voted by:

              o submitting a written notice of revocation to the Secretary of the Company at 5225 S. Loop 289, Suite 120, Lubbock, Texas 79424;

              o    executing and delivering a subsequently dated proxy; or

              o appearing in person and voting at the Meeting if you are a holder of record.

         Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

                      ELECTION OF DIRECTORS OF THE COMPANY
                                  (PROPOSAL 1)

         Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board of Directors consists of three classes of directors with overlapping three year terms. One class of directors is elected each year with the term of each such class expiring on the third succeeding annual meeting after the election of such class. The Company's Amended and Restated Certificate of Incorporation also states that the number of directors shall be not less than three, with the exact number to be set from time to time by the Board of Directors. The Board of Directors currently has fixed the number of directors at eleven, and the Board of Directors currently consists of three Class I directors, four Class II directors and four Class III directors. Mr. Michael R. Budagher, who has served on the Board of Directors since the Company was founded in July 1998 and is currently a director in Class II, is not standing for re-election. The Board of Directors has decided not to replace Mr. Budagher at this time and effective as of the Meeting, the Board of Directors of the Company will be reduced to ten members. Accordingly, at the Meeting, three directors will be elected as Class II directors for a three year term and until their successors shall have been elected and qualified. Unless otherwise indicated on any proxy, the proxy holders intend to vote the shares represented by each properly executed proxy for each of the three nominees standing for re-election as set forth below. If a proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies.

         Directors of the Company will be elected by a plurality of the votes cast at the Meeting. In the election of directors of the Company, votes to withhold authority, abstentions from voting and "broker non-votes," if any, will be disregarded and have no effect on the outcome of the vote.

         The amended and restated by-laws of each of Alamosa Holdings and Alamosa PCS Holdings contain a provision (together, the "Pass-Through Voting Provisions") which together have the effect of requiring that the shares of common stock of Alamosa (Delaware) that are owned by Alamosa PCS Holdings may only be voted by Alamosa PCS Holdings in proportion to the vote of, or as directed by the vote of, the stockholders of Alamosa Holdings. As a result of the Pass-Through Voting Provisions, Alamosa PCS Holdings, as the sole stockholder of Alamosa (Delaware), may only vote its shares of Alamosa (Delaware) stock on the election of directors of Alamosa (Delaware) in proportion to, or as directed by, a vote of the stockholders of Alamosa Holdings. The Alamosa (Delaware) Board of Directors is classified in the same manner as, and consists of the same eleven persons as those serving on, the Alamosa Holdings Board of Directors. Mr. Budagher is also not standing for re-election on Alamosa (Delaware) Board of Directors. The Alamosa (Delaware) Board of Directors has decided not to replace Mr. Budagher at this time and accordingly after the Meeting, the Alamosa (Delaware) Board of Directors will be reduced to ten members. Your vote with respect to the election of three nominees to serve on the Board of Directors of Alamosa Holdings will also constitute a vote to direct Alamosa PCS Holdings with respect to its vote for the election of the same three nominees to serve on the Board of Directors of Alamosa (Delaware).

         Unless otherwise indicated on any proxy, the votes applicable to shares represented by properly executed proxies in the accompanying form will be cast in favor of the three nominees named below. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE THREE NOMINEES IDENTIFIED BELOW.

         The following table sets forth information concerning the Company's directors as of April 12, 2002.

                CURRENT DIRECTORS WHO ARE NOMINEES FOR REELECTION

                                                         NEW TERM WILL EXPIRE
NAME                                            AGE      AT ANNUAL MEETING IN
----                                            ---      --------------------
Nominees for Class II:
     Schuyler B. Marshall                       56               2005
     Thomas F. Riley, Jr.                       56               2005
     Steven C. Roberts                          50               2005

                CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

                                                          TERM EXPIRES AT
NAME                               CLASS        AGE      ANNUAL MEETING IN
----                               -----        ---      -----------------
David E. Sharbutt                   III         52             2003
Scotty Hart                         III         51             2003
Tom M. Phelps                       III         52             2003
Michael V.  Roberts                 III         53             2003

Ray M. Clapp, Jr.                    I          42             2004
Thomas Hyde                          I          57             2004
Jimmy R. White                       I          62             2004

NOMINEES

         SCHUYLER B. MARSHALL. Mr. Marshall has served as a director since November 1999. He has served as President of The Rosewood Corporation, the primary holding company for Caroline Hunt Trust Estate, since January 1999. From 1996 through 1998, he served as Senior Vice President and General Counsel, and Executive Director of The Rosewood Corporation, and as director and president of various of its subsidiaries. He currently serves as a member of the advisory board of Rosewood Capital IV, L.P., a San Francisco based venture capital fund that will focus on e-commerce, telecommunications and other consumer oriented investments. Prior to his employment with The Rosewood Corporation, Mr. Marshall was a senior shareholder with Thompson & Knight, P.C., in Dallas, where he practiced law since 1970.

         THOMAS F. RILEY, JR. Mr. Riley, a licensed CPA, has served as a director since his appointment to the Board of Directors on March 30, 2001 in connection with the completion of the Company's acquisition of Southwest PCS Holdings, Inc. ("Southwest PCS"). Mr. Riley has served as Executive Vice President and Chief Operating Officer of Chickasaw Holding Co. since January 1997. From July 1999 to March 2001, Mr. Riley served as President and Chief Executive Officer of Southwest PCS. Before he joined Chickasaw Holding Co., Mr. Riley was associated with Dobson Communications Corp. from 1970 through 1996, first as external auditor and consultant, then Chief Financial Officer from 1986 through 1995 and then as President of Dobson Telephone Co. in 1996.

         STEVEN C. ROBERTS. Mr. Roberts has served as a director since his appointment to the Board of Directors on February 14, 2001 in connection with the completion of the Company's acquisition of Roberts Wireless Communications, L.L.C. ("Roberts Wireless"), of which Mr. Roberts formerly was a 50% owner. Mr. Roberts is co-founder of Roberts Broadcasting Company and has served as that company's President and Chief Operating Officer since its founding. Mr. Roberts is the founder of companies involved in commercial real estate development and communications towers. He is currently a director of Falcon Products Inc. and served on the board of Southside Bancshares Corp. until it was acquired by Allegiant Bancorp Inc.

CONTINUING DIRECTORS

         DAVID E. SHARBUTT. Mr. Sharbutt has been Chairman and a director since the Company was founded in July 1998 and was named Chief Executive Officer in October 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. Mr. Sharbutt was employed by CHR Solutions as a Senior Consultant from October 1999 until November 2000. He was employed by CHR Solutions from 1977 through 1999, where he worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services. Before he joined CHR Solutions, Mr. Sharbutt was employed with Southwestern Bell.

         RAY M. CLAPP, JR. Mr. Clapp has served as a director since the Company was founded in July 1998. Since 1995, Mr. Clapp has been Managing Director, Acquisitions and Investments for The Rosewood Corporation. Mr. Clapp has informed the Company that he will resign from The Rosewood Corporation effective April 30, 2002. From 1989 to 1995 he has held various officer level positions with The Rosewood Corporation and its subsidiaries. Prior to his employment with The Rosewood Corporation, Mr. Clapp was a consultant with Booz, Allen & Hamilton, a management consulting firm. Mr. Clapp received his Bachelor of Science and Engineering degree, with honors, from Princeton University and earned a Master of Business Administration from the University of Texas at Austin.

         SCOTTY HART. Mr. Hart has served as a director since the Company was founded in July 1998. He has also served as General Manager of South Plains Telephone Cooperative, Inc. ("South Plains Telephone Cooperative") a wireline and wireless telecommunications company, since April 1995, and previously as Assistant Manager of South Plains Telephone Cooperative. Mr. Hart is currently Vice President of SPPL, Inc., Chairman of the General Partners Committee for Caprock Cellular Limited Partnership and past Chairman for Texas RSA3 Limited Partnership, all affiliates of South Plains Telephone Cooperative. He is also General Manager of South Plains Advanced Communications & Electronics, Inc. ("South Plains Advanced Communications & Electronics"), a wholly-owned subsidiary of South Plains Telephone Cooperative, and Secretary of Alamo Cellular, Inc., a non-public holding company with interests in a wireless telecommunications service provider and an affiliate of South Plains Advanced Communications & Electronics. In addition, he is the general partner and a limited partner of Lubbock HLH, Ltd. He was President of Alamo IV LLC until its dissolution in November 1999. Mr. Hart has served as a director of Texas Statewide Telephone Cooperative, Inc., a non-public company.

         THOMAS HYDE. Mr. Hyde has served as a director since the Company was founded in July 1998. Since 1998, Mr. Hyde has served as Manager of Taylor Telephone Cooperative, Inc. ("Taylor Telephone Cooperative"), a landline telephone service provider, and from 1996 to 1997 he served as Assistant Manager of that company. He has also served as Manager of Taylor Telecommunications, Inc. ("Taylor Telecommunications"), a cellular service provider. Prior to 1996, Mr. Hyde was self-employed in the farming and ranching business. Mr. Hyde was also Secretary of Alamo IV LLC until its dissolution in November 1999. Mr. Hyde currently serves as a director of Alamo Cellular, Inc., and was a director of Taylor Telephone Cooperative and Taylor Telecommunications from 1979 to 1996.

         TOM M. PHELPS. Mr. Phelps has served as a director since December 1998. Mr. Phelps has served as Chief Executive Officer of ENMR Plateau Telecommunications since April 2001. Mr. Phelps also serves as Executive Vice President of Plateau Telecommunications, Inc., a wireless and wireline telecommunications provider and wholly owned subsidiary of Telecommunications Holdings East. From October 2000 to April 2001 he served as Chief Executive Officer of Nebraska Wireless. From September 1997 to October 2000 he served as Executive Vice President and General Manager of ENMR Telephone Cooperative, a telecommunications services provider. From September 1997 to the present he has served as Executive Vice President and General Manager of Telecommunications Holdings East. Additionally, Mr. Phelps served as Assistant Manager of ENMR Telephone Cooperative and its wholly owned subsidiaries from 1995 to 1997, and as Area Manager of GTE Corporation, a telephone service provider, from 1994 to 1995.

         MICHAEL V. ROBERTS. Mr. Roberts has served as a director since his appointment to the Board of Directors on February 14, 2001 in connection with the Company's completion of the acquisition of Roberts Wireless, of which Mr. Roberts formerly was a 50% owner. Mr. Roberts is co-founder of Roberts Broadcasting Company which owns several television stations in medium-sized markets in the U.S. and has served as that company's Chairman and Chief Executive Officer since its founding in 1989. Mr. Roberts is also the founder of companies involved in commercial real estate development, construction management, corporate management consulting and communications towers.

         JIMMY R. WHITE. Mr. White has served as a director since the Company was founded in July 1998. He has served as the General Manager of XIT Rural Telephone Cooperative, Inc. and its subsidiaries, XIT Telecommunication & Technology, Inc., XIT Cellular, and XIT Fiber, Inc., all wireline and wireless telecommunications services providers, since 1975. He was also the Treasurer of Alamo IV LLC until its dissolution in November 1999. Mr. White currently serves as the President of Alamo Cellular, Inc., He also currently serves as a director of Texas Telephone Association, a non-public company, and Forte of Colorado, a general partnership.

         Messrs. Michael V. Roberts and Steven C. Roberts are brothers. There is no family relationship among any other directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMPANY

         During fiscal 2001, the Board of Directors of the Company met on eighteen occasions and acted by written consent on six occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors of the Company, except for Mr. Regan Silber, who only attended 50% of the meetings. Mr. Silber resigned from the Board of Directors of the Company effective April 16, 2001.

         The Board of Directors has established seven committees. The following are the standing committees:

              o    Audit Committee;

              o    Business Practices Committee;

              o    Compensation Committee;

              o    Due Diligence Committee;

              o    Finance Committee;

              o    Stock Option Plan Committee; and

              o    Nominating Committee.

         AUDIT COMMITTEE. The Audit Committee functions pursuant to a written charter, which was adopted by the Board of Directors. The Audit Committee has such powers as are set forth in the charter and such other powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with, among other things, recommending to the Board of Directors the engagement or discharge of independent public accountants, reviewing the plan and results of the auditing engagement with the independent auditors of the Company and with the officers of the Company, reviewing with the officers of the Company the scope and nature of the Company's internal accounting controls and reporting to the Board of Directors on the Audit Committee's activities, conclusions and recommendations. The current members of the Audit Committee are Messrs. Clapp, Phelps and White. Mr. Budagher was a member of the Audit Committee until April 27, 2001. During fiscal 2001, the Audit Committee met on nine occasions.

         BUSINESS PRACTICES COMMITTEE. The Business Practices Committee is responsible for carrying out the purposes of the Interested Transactions Policy of the Company, including the formulation and publication of a written policy and the adoption of disclosure requirements governing any actual or perceived conflicts of interest and the disclosure of conflicts of interest for transactions and relationships that may involve potential conflicts of interest for any of the Company's officers, directors, principal stockholders and/or affiliates. The current members of the Business Practices Committee are Messrs. Marshall, Phelps and White. During fiscal 2001, the Business Practices Committee met on one occasion.

         COMPENSATION COMMITTEE. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for the Company's officers. The current members of the Compensation Committee are Messrs. Hyde, Marshall and Riley. Mr. Silber resigned from the Board of Directors of the Company effective April 16, 2001 and was a member of the Compensation Committee until such time. Mr. Budagher replaced Mr. Silber on the Compensation Committee as of April 27, 2001 and was a member of the Compensation Committee until October 30, 2001 and was subsequently replaced by Mr. Riley. During fiscal 2001, the Compensation Committee met on four occasions.

         DUE DILIGENCE COMMITTEE. The Due Diligence Committee is responsible for overseeing the due diligence efforts of the Company in regard to possible acquisitions and/or business combinations of other Sprint PCS affiliates. The current members of the Due Diligence Committee are Messrs. Clapp, Hart, Budagher and Steven C. Roberts. During fiscal 2001, the Due Diligence Committee met on one occasion.

         FINANCE COMMITTEE. The Finance Committee is responsible for providing budget oversight and dealing with capital structure issues. The current members of the Finance Committee are Messrs. Sharbutt, Clapp, Hart, Riley, Michael V. Roberts and White. During fiscal 2001, the Finance Committee met on eight occasions

         STOCK OPTION PLAN COMMITTEE. The Stock Option Plan Committee is responsible for reviewing and approving the terms of any stock option grants or other awards under the long-term incentive plan and reviewing and approving the terms of any future stock option plans. The current members of the Stock Option Plan Committee are Messrs. Hyde, Marshall and Riley. Mr. Silber resigned from the Board of Directors of the Company effective April 16, 2001 and was a member of the Stock Option Plan Committee until such time. Mr. Budagher replaced Mr. Silber on the Stock Option Plan Committee as of April 27, 2001 and was a member of the Stock Option Plan Committee until July 28, 2001 and was subsequently replaced by Mr. Riley. During fiscal 2001, the Stock Option Plan Committee met on four occasions.

         NOMINATING COMMITTEE.  The Nominating Committee is responsible for:

              o    seeking out possible candidates for the Board of Directors;

              o reviewing the slate of directors to be elected by the stockholders;

              o reviewing the qualifications for candidates for corporate officers and recommending the officers for approval by the Board of Directors; and

              o    evaluating the performance of current directors.

         The current members of the Nominating Committee are Messrs. Sharbutt, Budagher, Clapp, Hart, Hyde, Marshall, Riley, Phelps, Michael V. Roberts, Steven
C. Roberts and White. During fiscal 2001, the Nominating Committee met on one occasion.

         The Nominating Committee will consider candidates proposed by stockholders for nomination. A stockholder who wishes to nominate a director at a meeting of stockholders must comply with the advance notice requirements set out in the Company's By-laws.

                               EXECUTIVE OFFICERS

         The following table sets forth information concerning the Company's executive officers as of April 12, 2002. Executive officers of the Company are elected annually by the Board of Directors of the Company and serve until their successors are duly elected and qualified.

NAME                 AGE                        TITLE
----                 ---                        -----
David E. Sharbutt     52    Chairman of the Board of Directors and Chief
                            Executive Officer

Kendall W. Cowan      47    Chief Financial Officer and Secretary

Loyd I. Rinehart      47    Senior Vice President of Corporate Finance

Anthony Sabatino      39    Chief Technology Officer and Senior Vice President
                            of Engineering and Network Operations

Margaret Z. Couch     50    Chief Marketing Officer

         Set forth below is a brief description of the present and past business experience of each of the persons who serves as an executive officer of the Company who is not also serving as a director.

         KENDALL W. COWAN. Mr. Cowan has been Chief Financial Officer since December 1999. From October 1993 to December 1999, he was a partner in the public accounting firm of Robinson Burdette Martin & Cowan, L.L.P. and from January 1986 to September 1993, he was a partner in the Lubbock and Dallas offices of Coopers & Lybrand. He provided consulting and accounting services to a wide range of clients at both firms including public companies. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Cowan is Chairman of the Board and a stockholder of ShaCo Xpress, Inc., a director of Robert Heath Trucking, Inc., and a member of C.C. & Co., L.L.C., all of which are non-public companies.

         LOYD I. RINEHART. Mr. Rinehart became the Senior Vice President of Corporate Finance in June 2000. From June 1998 to June 2000, Mr. Rinehart served as Chief Financial Officer of Affordable Residential Communities, the fourth largest owner of manufactured housing land-lease communities and one of the top three largest independent retailers of manufactured homes. From June 1995 to June 1998, Mr. Rinehart served as Executive Vice President of Plains Capital Corporation, a bank holding company based in Lubbock, Texas. He was responsible for all non-Lubbock banking operations, including due diligence, modeling, the purchase or the establishment of additional locations and ultimately management. Prior to his employment with Plains Capital Corporation, Mr. Rinehart served as Chief Financial Officer of First Nationwide, a $15 billion thrift, and its predecessor financial institutions. Mr. Rinehart is a Certified Public Accountant.

         ANTHONY SABATINO. Mr. Sabatino became the Chief Technology Officer and Senior Vice President of Engineering and Network Operations in July 2000. From 1995 to July 2000, he was the National Radio Frequency (RF) Engineering Director for Sprint PCS and was an initial member of the Sprint PCS corporate launch team. Mr. Sabatino developed all National RF Engineering Standards. He also acted as design lead for a Sprint PCS new RF Interference Analysis Tool. Mr. Sabatino is a director and President of the PCIA Cost Sharing Clearinghouse and a member of the University of Kansas Advisory Committee representing electrical engineering.

         MARGARET Z. COUCH. Ms. Couch has been Chief Marketing Officer since May 2001, but she has been with the Company since 1999 in various capacities. From February to May 2001 she was Senior Vice President, South Central Region and from January 2000 to January 2001 she was General Manager and Vice President for the Great Plains and Northwest Regions. In January 1999, she started as General Manager for the West Texas Region. In 1987, Ms. Couch founded Performance Associates, Inc., a human resources and sales training consulting firm and in 1996 she founded CK BusinesSense, Inc., which expanded the services provided by Performance Associates, to include management consulting and assisting organizations in generating greater profitability. Ms. Couch has more than twenty years of management and leadership experience as a management consultant and trainer. She has worked with a vast array of clients, including communications, manufacturing, health care and financial companies as well as government, education and non-profit entities.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 12, 2002 (except as otherwise indicated) with respect to the number of shares of Common Stock beneficially owned by each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock, the number of shares of Common Stock beneficially owned by each executive officer, director and nominee for director of the Company, and all current executive officers and directors of the Company as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

                                                 NUMBER OF SHARES
                                                   BENEFICIALLY          PERCENTAGE OF
NAME AND ADDRESS (1)                                 OWNED (2)             OWNERSHIP
--------------------------------------------------------------------------------------
5% STOCKHOLDERS:
Caroline Hunt Trust Estate.....................     8,176,366 (3)             8.89%
100 Crescent Court, Suite 1700
Dallas, TX 75201

                                                    8,594,732 (4)             9.34%
South Plains Telephone Cooperative, Inc. ......
2425 Marshall Street
Lubbock, TX 79415

Budagher Family, LLC...........................     7,127,874 (5)             7.74%
3702 Holland Avenue
Dallas, TX 75219

Taylor Telephone Cooperative, Inc..............     5,075,700 (6)             5.52%
9796 N. Interstate 20
Merkel, TX 79536

DIRECTORS AND EXECUTIVE OFFICERS:
David E. Sharbutt..............................     1,265,383 (7)(19)         1.36%
Michael R. Budagher............................     7,127,874 (5)             7.74%
Ray M. Clapp...................................        52,559 (8)                 *
Kendall W. Cowan...............................       602,038 (9)(19)             *
Scotty Hart....................................        38,684 (10)                *
Thomas Hyde....................................        37,384 (11)                *
Schuyler B. Marshall...........................       147,884 (12)                *
Tom M. Phelps..................................        40,384 (13)                *
Thomas F. Riley, Jr. ..........................       169,275 (20)                *
Loyd I. Rinehart...............................        71,957 (14)(19)            *
Michael V. Roberts.............................     4,761,967 (15)            5.14%
Steven C. Roberts..............................     4,766,467 (16)            5.14%
Anthony Sabatino...............................        64,718 (17)(19)            *
Jimmy R. White.................................        38,398 (18)                *
Margaret Z. Couch..............................        32,583 (19)(21)            *
All Directors and Executive Officers...........    19,217,555                20.68%

------------------------
*Less than one percent.

(1) Except as otherwise indicated in the footnotes below, the address for each executive officer and director is 5225 S. Loop 289, Lubbock, Texas 79424.

(2) Percentage of ownership is based on 92,915,470 shares of Common Stock outstanding as of April 12, 2002. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to that common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, voting power is the power to vote or direct the voting of shares and investment power is the power to dispose or direct the disposition of shares.

(3) The Rosewood Corporation is a wholly-owned subsidiary of Caroline Hunt Trust Estate and Rosewood Financial, Inc. is an indirect wholly-owned subsidiary of Caroline Hunt Trust Estate and The Rosewood Corporation. Rosewood Management Corporation is a wholly-owned subsidiary of The Rosewood Corporation and serves as the general partner of Fortress Venture Capital II, L.P. Caroline Hunt Trust Estate and The Rosewood Corporation may be deemed to be the beneficial owner of the shares held of record by Rosewood Financial, Inc., as a result of their parent-subsidiary relationship. Rosewood Management Corporation may be deemed to be the beneficial owner of the shares held of record by Fortress Venture Capital II, L.P., as a result of its general partnership status. Caroline Hunt Trust Estate, The Rosewood Corporation and Rosewood Financial, Inc. may be deemed to be the beneficial owner of the shares held of record by Fortress Venture Capital II, L.P., as a result of their parent-subsidiary relationship with Rosewood Management Corporation. Caroline Hunt Trust Estate, The Rosewood Corporation and Rosewood Financial, Inc. disclaim beneficial ownership of any shares held by Rosewood Management Corporation or Fortress Venture Capital II, L.P., and Rosewood Management Corporation and Fortress Venture Capital II, L.P. disclaim beneficial ownership of any shares held by Caroline Hunt Trust Estate, The Rosewood Corporation and Rosewood Financial, Inc. The address for The Rosewood Corporation, Rosewood Financial, Inc., Rosewood Management Corporation and Fortress Venture Capital II, L.P. is the same address for Caroline Hunt Trust Estate.

(4) South Plains Advanced Communications is a wholly-owned subsidiary of South Plains Telephone Cooperative, which may be deemed to be the beneficial owner of the shares held of record by South Plains Advanced Communications & Electronics. South Plains Telephone Cooperative and South Plains Advanced Communications & Electronics share voting and investment power for these shares, as a result of their parent-subsidiary relationship. The address for South Plains Advanced Communications is the same as the address for South Plains Advanced Communications & Electronics.

(5) Mr. Budagher and his spouse and children own 100% of the membership interests in the Budagher Family, LLC. Includes 37,384 shares issuable to Mr. Budagher pursuant to options currently exercisable and 7,090,490 shares for which Budagher Family, LLC and Mr. Budagher share voting and investment power, as a result of their control person relationship. Mr. Budagher is the sole Manger and President of Budagher Family, LLC. The address for Mr. Budagher is the same as the address for the Budagher Family, LLC.

(6) Taylor Telecommunications is a wholly-owned subsidiary of Taylor Telephone Cooperative., which may be deemed to be the beneficial owner of the shares held of record by Taylor Telecommunications. Taylor Telephone Cooperative and Taylor Telecommunications share voting and investment power for these shares, as a result of their parent-subsidiary relationship. The address for Taylor Telecommunications is the same as the address for Taylor Telephone Cooperative.

(7) Includes 244,880 shares held individually by Mr. Sharbutt, 48,824 shares held in Mr. Sharbutt's 401(k) plan, 200 shares beneficially owned by Mr. Sharbutt's children and 970,000 shares issuable pursuant to options currently exercisable. Excludes 625,423 shares beneficially owned by Five S, Ltd. Mr. Sharbutt is a limited partner of Five S, Ltd. and President of Sharbutt Inc., the general partner of Five S Ltd., and may be considered a beneficial owner of the shares owned by Five S, Ltd. Mr. Sharbutt disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8) Includes 175 shares held individually by Mr. Clapp and 52,384 shares issuable pursuant to options currently exercisable. Excludes 8,176,366 shares held by Caroline Hunt Trust Estate and its subsidiaries, as to which Mr. Clapp disclaims beneficial ownership. Mr. Clapp is the Managing Director, Acquisitions and Investments for The Rosewood Corporation, which is a wholly-owned subsidiary of Caroline Hunt Trust Estate. The address for Mr. Clapp is the same as the address for Caroline Hunt Trust Estate.

(9) Includes 18,986 shares held individually by Mr. Cowan and 582,000 shares issuable pursuant to options currently exercisable.

(10) Includes 1,000 shares held individually by Mr. Hart, 37,384 shares issuable pursuant to options currently exercisable and 300 shares held by Lubbock HLH, Ltd. Mr. Hart controls Lubbock HLH, Ltd. and is a beneficial owner of the shares held by Lubbock HLH, Ltd. Excludes 8,594,732 shares held by South Plains Advanced Communications & Electronics, as to which Mr. Hart disclaims beneficial ownership. Mr. Hart is the General Manager of South Plains Telephone Cooperative and South Plains Advanced Communications & Electronics, a wholly-owned subsidiary of South Plains Telephone Cooperative. Mr. Hart's address is the same as the address for South Plains Telephone Cooperative.

(11) Includes 37,384 shares issuable pursuant to options currently exercisable. Excludes 5,075,700 shares held by Taylor
         Telecommunications, as to which Mr. Hyde disclaims beneficial ownership. Mr. Hyde is the Manager of Taylor Telephone Cooperative and Taylor Telecommunications a wholly-owned subsidiary of Taylor Telephone Cooperative. Mr. Hyde's address is the same as the address for Taylor Telephone Cooperative.

(12) Includes 110,000 shares held individually by Mr. Marshall, 500 shares held indirectly in an IRA account for Mr. Marshall and 37,384 shares issuable pursuant to options currently exercisable. Excludes 8,176,366 shares held by Caroline Hunt Trust Estate, as to which Mr. Marshall disclaims beneficial ownership. Mr. Marshall is the President of Rosewood Financial, Inc. and The Rosewood Corporation, both of which are wholly-owned subsidiaries of Caroline Hunt Trust Estate. Additionally, Mr. Marshall is a Director of various Caroline Hunt Trust Estate subsidiaries. The address for Mr. Marshall is the same as the address for Caroline Hunt Trust Estate.

(13) Includes 3,000 shares held individually by Mr. Phelps and 37,384 shares issuable pursuant to options currently exercisable.

(14) Includes 4,023 shares held individually by Mr. Rinehart, 33,334 shares issuable pursuant to options currently exercisable and 33,333 shares issuable pursuant to options exercisable within 60 days.

(15) Includes 4,757,500 shares held individually by Mr. Roberts, 3,217 shares issuable pursuant to options currently exercisable, 1,000 shares held by Mr. Roberts and his wife together and 250 shares owned by Roberts Broadcasting Company. Mr. Roberts is the Chairman, Chief Executive Officer and principal stockholder of Roberts Broadcasting Company and may be considered a beneficial owner of the shares owned by Roberts Broadcasting Company.

(16) Includes 4,759,500 shares held individually by Mr. Roberts, 3,217 shares issuable pursuant to options currently exercisable, 2,500 shares held by Mr. Roberts and his wife together, 1,000 shares held by Mr. Roberts' wife, and 250 shares owned by Roberts Broadcasting Company. Mr. Roberts is the President and Chief Operating Officer and principal stockholder of Roberts Broadcasting Company and may be considered a beneficial owner of the shares owned by Roberts Broadcasting Company. Excludes 5,400 shares Mr. Roberts' wife holds in custodial account for their minor children, as to which shares Mr. Roberts disclaims beneficial ownership.

(17) Includes 1,546 shares held individually by Mr. Sabatino and 63,000 shares issuable pursuant to options currently exercisable.

(18) Includes 1,014 shares held individually by Mr. White and 37,384 shares issuable pursuant to options currently exercisable. Mr. White's address is Highway 87 North, Dalhart, TX 79022.

(19) Includes shares held by CNA Trust as Trustee under the Alamosa PCS Contributions Savings Plan, as follows: Mr. Cowan, 1,052 shares; Mr. Rinehart, 1,267 shares; Mr. Sabatino, 172 shares; Ms. Couch, 173 shares; Mr. Sharbutt, 1,479 shares.

(20) Includes 166,500 shares held individually by Mr. Riley and 2,775 shares issuable pursuant to options currently exercisable. Excludes 666,666 shares held by Chickasaw Holding Company and 3,233,030 shares held by Southwest PCS, L.L.C., as to which Mr. Riley disclaims beneficial ownership. Mr. Riley is an officer and director of Chickasaw Holding Company, and an officer of Southwest PCS, L.L.C. Chickasaw Holding Company is the managing member of Southwest PCS, L.L.C.

(21) Includes 160 shares held individually by Ms. Couch and 32,250 shares issuable pursuant to options currently exercisable.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities file with the SEC, and with each exchange on which the Common Stock trades, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by the SEC's regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such reports furnished to the Company, the Company believes that during 2001, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, with the exception of a late filing of the Initial Statement of Beneficial Ownership of Securities on Form 3 for Mr. Riley.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation received by the Chief Executive Officer of the Company and other executive officers of the Company who were serving in such capacities on December 31, 2001 (the "Named Executive Officers") with respect to the Company's 2001 fiscal year.

SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                ----------------------------------     -----------------------------
                                                                       SECURITIES
NAME AND PRINCIPAL                                                     UNDERLYING      ALL OTHER
POSITION                        YEAR           SALARY        BONUS      OPTIONS     COMPENSATION (1)
----------------------------------------------------------------------------------------------------
David E. Sharbutt               2001          $220,833     $213,421                     $21,154
Chief Executive Officer         2000 (2)      $175,000     $146,024                     $20,434
                                1999           $43,750      $43,750    1,697,500

Kendall W. Cowan                2001          $172,917     $150,067                     $19,879
Chief Financial Officer         2000 (2)      $150,000     $100,163                     $19,889
                                1999           $12,500      $12,500    1,455,000

Loyd I. Rinehart                2001          $150,000      $76,501                     $10,182
Senior Vice President           2000           $87,500      $23,908      100,000
of Corporate Finance

Anthony Sabatino                2001          $157,500     $129,973                      $3,055
Chief Technology Officer and
Senior Vice President of
Engineering and Network
Operations

Margaret Z. Couch               2001          $131,344     $143,697       24,250         $5,704
Chief Marketing Officer

----------------
(1) The amounts reflected in the All Other Compensation column represent the following payments and benefits: In 2001, Mr. Sharbutt $11,223 for Company-paid life insurance premiums and $9,931 for Company contributions to the Company 401(k) plan; Mr. Cowan $12,159 for Company-paid life insurance and $7,720 for Company contributions to the Company 401(k) plan; in 2001; Mr. Rinehart $10,182 for company contributions to the Company 401(k) plan; Mr. Sabatino $3,055 for Company contributions to the Company 401(k) plan; and Ms. Couch $5,704 for Company contributions to the Company 401(k) plan.

(2) The amounts shown as salary for Messrs. Sharbutt and Cowan for Year 2000 have been corrected. In last year's Proxy Statement both Mr. Sharbutt's and Mr. Cowan's salaries were overstated as a result of the inclusion of certain perquisites, in the amount of $29,166 and $12,500, respectively.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The table below provides information regarding stock options granted to the Named Executive Officers in fiscal year 2001 and hypothetical gains for the options through the end of their respective ten year terms. In accordance with applicable requirements of the SEC, the Company has assumed annualized growth rates of the market price of the Common Stock over the exercise price of the option of 5% and 10%, running from the date the option was granted to the end of the option term. Actual gains, if any, depend on the future performance of the Common Stock and overall conditions and the information in this table should not be construed as an estimate of future stock price growth. The Company did not grant any stock appreciation rights in fiscal year 2001.

                                                                                             POTENTIAL
                                                                                            REALIZABLE
                                              % OF TOTAL                                 VALUE AT ASSUMED
                                NUMBER OF      OPTIONS                                    ANNUAL RATE OF
                               SECURITIES     GRANTED TO     EXERCISE                       STOCK PRICE
                               UNDERLYING    EMPLOYEES IN      PRICE      EXPIRATION       APPRECIATION
NAME                             OPTIONS     FISCAL YEAR    (PER SHARE)      DATE         FOR OPTION TERM
-----------------------------------------------------------------------------------------------------------
                                                                                        5%($)       10%($)
Margaret Z. Couch                 24,000          3.78%        $16.95     08/11/11     255,834      648,334
                                     250          0.04%        $10.25     02/23/11       1,612        4,084

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table provides summary information regarding option exercises in 2001 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 2001.

                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                             SHARES                   UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                            ACQUIRED                     OPTIONS AT FISCAL             AT FISCAL YEAR-END
                               ON         VALUE             YEAR-END(#)           (EXERCISABLE/UNEXERCISABLE)
NAME                      EXERCISE(#)  REALIZED ($) (EXERCISABLE/UNEXERCISABLE)             ($) (1)
-------------------------------------------------------------------------------------------------------------
David E. Sharbutt               -            -             970,000/485,000                              -/-
Kendall W. Cowan                -            -             582,000/873,000                              -/-
Loyd I. Rinehart                -            -               33,334/66,666                              -/-
Anthony Sabatino                -            -               63,000/63,000                    11,790/11,790
Margaret Z. Couch               -            -               32,250/72,000                            420/-

----------------
(1) The values in this column are based upon the closing price of the Common Stock on December 31, 2001 of $11.93 per share.

EMPLOYMENT AGREEMENTS

         DAVID E. SHARBUTT. The Company is a party to an employment agreement with David E. Sharbutt, effective October 1, 1999. This employment agreement has a three-year term and provides that Mr. Sharbutt receive a minimum base salary of $175,000, payable no less often than semi-monthly, subject to increases at the Company's discretion. In February of 2001, Mr. Sharbutt's annual base salary was increased to $225,000. Mr. Sharbutt is also eligible for quarterly bonuses under the Company's Management Short Term Incentive Plan. This plan provides for bonuses based upon the Company's and the participant's achievement of certain performance objectives during each calendar quarter. In addition, the employment agreement also provides for Mr. Sharbutt to receive stock options. Mr. Sharbutt received stock options for 242,500 shares of common stock.

These stock options vested immediately prior to the Company's initial public offering. In addition, the employment agreement also provides for a total of 1,455,000 stock options to be granted to Mr. Sharbutt, with one-third of the options vesting on each September 30th during the employment term. Mr. Sharbutt is also entitled to $5,000,000 in term life insurance coverage, reimbursement for reasonable business expenses, $1,250 per month as a vehicle and club dues allowance, reimbursement for vehicle business mileage at the standard rate set by the Internal Revenue Service, and for participation in such incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to the Company's other executives with comparable responsibilities, subject to the terms of those programs.

         If the Company terminates Mr. Sharbutt's employment other than for cause or non-performance, as defined in the employment agreement, the Company would be required to pay him severance pay equal to one year's base salary and all stock options granted to him under the agreement would become vested and exercisable. If Mr. Sharbutt should terminate his employment agreement for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary and the unpaid balance of his salary that would have been payable to him through September 30, 2002 and he will be entitled to a vesting of the portion of his options that would have become vested on the first September 30th following the date of his termination. If Mr. Sharbutt is terminated by the Company within one year after a change in control (as defined in the agreement) for any reason other than cause, he will be entitled to severance pay equal to the unpaid balance of the base salary which would have been payable to him through September 30, 2002 and all stock options granted to him under the agreement will become vested and exercisable.

         Pursuant to the employment agreement, Mr. Sharbutt has agreed not to compete with the Company during his employment and not to compete with the Company within a defined area for a period of two years following termination of his employment (subject to certain exceptions). Further, Mr. Sharbutt has agreed not to disclose any of the Company's confidential information at any time during or subsequent to his employment with the Company without its written consent.

         KENDALL W. COWAN. The Company is a party to an employment agreement with Kendall Cowan, effective December 1, 1999. This employment agreement has a five-year term and provides that Mr. Cowan receive a minimum base salary of $150,000, subject to increases at the Company's discretion. In February of 2001, Mr. Cowan's annual base salary was increased to $175,000. In addition, the employment agreement provides for Mr. Cowan to be granted a total of 1,455,000 stock options, with one-fifth of the options vesting on each November 30th during the employment term. Mr. Cowan is eligible for quarterly bonuses under the Company's Management Short Term Incentive Plan. Mr. Cowan is also entitled to reimbursement for reasonable business expenses, a $600 per month vehicle allowance, reimbursement for vehicle business mileage at the standard mileage rate set by the Internal Revenue Service, and for participation in such incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to the Company's other executives with comparable responsibilities, subject to the terms of those programs. Pursuant to the employment agreement, the Company will pay the costs of all continuing professional education courses required for Mr. Cowan to maintain his certified public accountant license, as well as all professional dues and licenses attributable to his certified public accountant license.

         If the Company terminates Mr. Cowan's employment for other than cause or non-performance, as defined in the employment agreement, the Company would be required to pay him severance pay equal to one year's base salary and all stock options granted to him under the agreement will become vested and exercisable. If Mr. Cowan should terminate his employment for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary and the unpaid balance of his salary which would be payable to him through November 30, 2004 and he will be entitled to a pro rata vesting of the options that would otherwise have become vested on the first November 30th following the date of his termination.

         Mr. Cowan has agreed, pursuant to the employment agreement, not to compete with the Company during his employment and for a period of two years following termination of his employment (subject to certain exceptions). Further, Mr. Cowan has agreed not to disclose any of the Company's confidential information at any time during or subsequent to his employment with the Company without its written consent.

         LOYD I. RINEHART. The Company is a party to an employment agreement with Loyd I. Rinehart effective June 1, 2000. This employment agreement has a five-year term and provides that Mr. Rinehart receive a minimum base salary of $150,000, payable no less often than semi-monthly, subject to increases at the Company's discretion. Mr. Rinehart is eligible to receive (i) quarterly bonuses under the Company's Management Short Term Incentive Plan and (ii) up to $200,000 based on the acquisitions of POPs (not including POPs assigned by Sprint) in any calendar year. The maximum bonus Mr. Rinehart can receive in one calendar year will be the greater of (i) or (ii) above. Mr. Rinehart is also entitled to reimbursement for reasonable business expenses, relocation from Denver, Colorado to Lubbock, Texas, a $600 per month vehicle allowance, reimbursement for vehicle business mileage at the standard mileage rate set by the Internal Revenue Service, and for participation in such incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to the Company's other executives with comparable responsibilities, subject to the terms of those programs. Pursuant to the employment agreement, the Company will pay the costs of all continuing professional education courses required for Mr. Rinehart to maintain his certified public accountant license, as well as all professional dues and licenses attributable to his certified public accountant license.

         If the Company terminates Mr. Rinehart's employment for other than cause or non-performance, both as defined in the employment agreement, the Company would be required to pay him severance pay equal to one year's base salary. If Mr. Rinehart should terminate his employment for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary and the unpaid balance of his salary which would be payable to him through May 31, 2005.

         Mr. Rinehart has agreed, pursuant to the employment agreement, not to compete with the Company during his employment and for a period of two years following termination of his employment (subject to certain exceptions detailed in his employment agreement). Further, Mr. Rinehart has agreed not to disclose any of the Company's confidential information at any time during or subsequent to his employment with the Company without its written consent.

         ANTHONY SABATINO. The Company is a party to an employment agreement with Anthony Sabatino effective July 24, 2001. This employment agreement has a term which expires on July 24, 2003 and provides that Mr. Sabatino receive a minimum annual base salary of $140,000. Mr. Sabatino's annual base salary was increased to $160,000 in February of 2001. Mr. Sabatino is eligible for quarterly bonuses under the Company's Management Short Term Incentive Plan. In addition, he is entitled to reimbursement for reasonable business expenses, a $500 per month vehicle allowance, reimbursement for vehicle business mileage at the standard mileage rate set by the Internal Revenue Service, and for participation in such incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to the Company's other executives with comparable responsibilities, subject to the terms of those programs.

         If the Company terminates Mr. Sabatino's employment for other than cause, as defined in the employment agreement, the Company would be required to pay him severance pay equal to one year's base salary. If Mr. Sabatino should terminate his employment for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary and the unpaid balance of his salary which would be payable to him through July 24, 2003.

         Mr. Sabatino has agreed, pursuant to the employment agreement, not to compete with the Company during his employment and for a period of two years following termination of his employment (subject to certain exceptions detailed in his employment agreement). Further, Mr. Sabatino has agreed not to disclose any of the Company's confidential information at any time during or subsequent to his employment with the Company without its written consent.

         MARGARET Z. COUCH. The Company is a party to an employment agreement with Margaret Couch, effective January 27, 2000 and amended on January 31, 2000. This employment agreement has a four-year term and provides that Ms. Couch receive a minimum base salary of $90,000, subject to increases at the Company's discretion. In addition, Ms. Couch is eligible for quarterly bonuses under the Company's Management Short Term Incentive Plan. Ms. Couch is also entitled to reimbursement for reasonable business expenses, a $400 per month vehicle allowance, reimbursement for vehicle business mileage at the standard mileage rate set by the Internal Revenue Service, and for participation in such incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to the Company's other executives with comparable responsibilities, subject to the terms of those programs.

         If the Company terminates Ms. Couch's employment for other than cause or non-performance, as defined in the employment agreement, the Company would be required to pay her severance pay equal to one month's base salary for each year of service with the Company, but in no event less than three month's base salary.

         Ms. Couch has agreed, pursuant to the employment agreement, not to compete with the Company during her employment and for a period of two years following termination of her employment (subject to certain exceptions). Further, Ms. Couch has agreed not to disclose any of the Company's confidential information at any time during or subsequent to her employment with the Company without its written consent.

         In June of 2001, Ms. Couch became the Company's Chief Marketing Officer and her annual base salary was increased to $160,000. The Company has not yet finalized a new employment agreement with Ms. Couch.

COMPENSATION OF DIRECTORS

         The Company does not pay cash fees to its non-employee directors. Pursuant to the long-term incentive plan, each of the Company's directors is generally granted an initial option to purchase shares of Common Stock on the date he or she joins the Board of Directors in an amount determined by the Board. The non-employee directors who joined the Board in 2001 did not receive an initial option grant. All initial options expire on the tenth anniversary of the date of grant. Each non-employee director receives an annual option grant pursuant to the long-term incentive plan in respect of service rendered in the immediately preceding year. The annual grant is pro rated if a director was not on the Board at the start of the preceding year. The number of shares is determined by dividing $18,000 by the Black-Scholes value of a stock option. The annual option is granted on the date of the first full meeting of the Board of Directors following the end of each fiscal year. The annual option is fully vested on the date of grant and will expire on the tenth anniversary of the date of grant. The exercise price of options granted to non-employee directors is equal to the fair market value of the Company's Common Stock on the date of grant. Non-employee directors who served during all of 2001 received annual option grants for 3,670 shares. All of the Company's directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or committees thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal year 2001, the Compensation Committee consisted of Messrs. Budagher, Hyde, Marshall, Riley and Silber. The current members of the Compensation Committee are Messrs. Hyde, Marshall and Riley. Mr. Silber resigned from the Board of Directors of the Company effective April 16, 2001 and was a member of the Compensation Committee until such time. Mr. Budagher replaced Mr. Silber on the Compensation Committee as of April 27, 2001 and was a member of the Compensation Committee until October 30, 2001 and was subsequently replaced by Mr. Riley. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for the Company's officers. None of these committee members are or have been executive officers of the Company or its subsidiaries.

         In 2000, the Company entered into various arrangements with Mericom Corporation and its affiliates for site acquisition, RF engineering and fixed network design. Mr. Silber holds an indirect minority interest in Mericom Corporation, which is a privately-held provider of planning, design, deployment, maintenance and operations services for wireless telecommunications networks. During fiscal year 2001, the Company paid approximately $1 million under these arrangements. On February 14, 2001, the Company completed its acquisition of Washington Oregon Wireless, LLC ("WOW"), a wholly-owned subsidiary of WOW Holdings, LLC ("WOW Holdings") through the merger of WOW Holdings with and into the Company. Mr. Silber was a member of the board of managers of WOW Holdings. Mr. Silber is also a principal of Silpearl Associates, LLC, which is an affiliate of WOW Investment Partners, L.P., which owned approximately 44.4% of the outstanding membership interests of WOW Holdings. WOW Investment Partners, L.L.C. holds the sole general partner interest of WOW Investment Partners, L.P. The sole membership interest of WOW Investment Partner L.L.C. is held by Silpearl Associates, LLC. Mr. Silber indirectly owns 50% of the membership interests, and is the President, of Silpearl Associates, LLC. Following the closing of the acquisition of WOW, Mr. Silber received 915,193 shares of Common Stock and approximately $1.5 million in cash as a distribution from WOW Investment Partners, L.P. Mr. Silber did not participate in the Board of Directors vote to approve the WOW Holdings merger.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's executive compensation philosophy reflects its belief that the compensation of executives should:

         o    be linked to achievement of its business and strategic goals;

         o be aligned with the interests of stockholders through awards of stock options and other stock-based compensation;

         o recognize individual contributions, as well as overall business results; and

         o result in attracting, motivating and retaining highly-talented executives to serve it.

         To achieve these objectives, the Company's current compensation program consists of the following elements:

         o    base salary; and

         o    annual incentive compensation, the receipt of which is based on:

              o    its financial performance from year to year, and/or

              o    significant individual contributions; and

         o    long-term incentive compensation, in the form of stock options.

         CEO COMPENSATION. The structure of Mr. Sharbutt's fiscal 2001 compensation was based in part on comparisons to the compensation of executives in similar positions with other companies in the industry, as well as Mr. Sharbutt's level of responsibility, experience and contribution to the Company's business objectives and the Board's ongoing assessment of the Company's operations. In accordance with such factors, the Company entered into an employment agreement with Mr. Sharbutt, effective October 1, 1999 (see "Executive Compensation--Employment Agreements--David E. Sharbutt"). The Compensation Committee believes that the structure of Mr. Sharbutt's compensation, with its emphasis on the Company's performance, is in the best interest of the Company's stockholders because it more closely aligns the interests of Mr. Sharbutt and the Company's stockholders. Mr. Sharbutt's bonus for 2001 was paid as a result of the achievement by the Company of performance targets related to EBITDA, revenue per user and subscriber targets and also as a result of Mr. Sharbutt's achievement of personal objectives.

         OTHER EXECUTIVE OFFICER COMPENSATION. The Company's philosophy for the compensation of its other executive officers focuses on each individual's level of responsibility, experience and contribution to the Company's business objectives and the Board's ongoing assessment of the Company's operations. The Compensation Committee places emphasis on compensation that closely aligns the executive's interests with the stockholders' interests. Therefore, a significant percentage of each executive officer's total compensation is tied to the Company's performance through:

         o bonus eligibility, based on a combination of its performance and individual achievement; and

         o    stock option awards.

         DEDUCTIBILITY OF COMPENSATION TO EXECUTIVE OFFICERS. The federal income tax law limits the deductibility of certain compensation paid to the chief executive officer and the four most highly compensated executives (the "covered employees") in excess of the statutory maximum of $1 million per covered employee. The Compensation Committee's general policy is, where feasible, to structure the compensation paid to the covered employees so as to maximize the deductibility of such compensation for federal income tax purposes; however, the committee shall retain the flexibility, where necessary to promote the incentive and retention goals described above, to pay compensation which may not be deductible.

                             COMPENSATION COMMITTEE:

                        Thomas Hyde         Schuyler B. Marshall
                               Thomas F. Riley Jr.

                                PERFORMANCE GRAPH

         The common stock of the Company began trading on The Nasdaq National Market (the "Nasdaq") on February 3, 2000. On December 6, 2001, the Company transferred its listing from The Nasdaq National Market to The New York Stock Exchange ("NYSE"), under the symbol "APS." As a result of the change, the Company is required, under applicable SEC rules, in this year's Proxy Statement, to provide a comparison of the performance of the Common Stock with the market indices of both the NYSE and the Nasdaq. Accordingly, the following performance graph compares the cumulative total stockholder total return on the common stock of the Company from February 3, 2000 through December 31, 2001 against the cumulative total return of (a) The Nasdaq Stock Market (U.S. Companies) Index,
(b) The Nasdaq Stock Market Telecommunications Index, (c) NYSE (U.S. Companies) Index and (d) a peer group selected by the Company for the same period. The peer group consists of the following three companies (which, together with the Company, represent all of the Sprint PCS Network Partners whose stock was publicly traded over the relevant measurement period): Airgate PCS, Inc., UbiquiTel Inc. and US Unwired Inc.



                                  [LINE CHART]



                                                                                             SPRINT PCS NETWORK
     DATE            ALAMOSA (1)      NASDAQ COMPOSITE   NASDAQ TELECOM     NYSE COMPOSITE      PARTNER INDEX
---------------------------------------------------------------------------------------------------------------
2/3/2000              $100.00             $100.00          $100.00             $100.00             $100.00
3/31/2000              222.06              108.59           106.15              102.23              142.57
6/30/2000              122.79               94.19            83.87              102.66              102.27
9/29/2000               95.22               87.22            70.31              102.01               86.75
12/29/2000              47.06               58.67            44.64              100.10               72.97
3/30/2001               62.13               43.70            31.60               90.86               73.90
6/29/2001               95.88               51.32            30.02               95.44              103.01
9/28/2001               81.47               35.59            19.56               83.22               78.13
12/31/2001              70.18               46.32            22.79               91.68              101.15

--------------
(1)   Prior to February 3, 2000 there was no public market for the Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH MESSRS. MICHAEL V. ROBERTS AND STEVEN C. ROBERTS

         On February 14, 2001, the Company completed its acquisition of Roberts Wireless. Messrs. Michael V. Roberts and Steven C. Roberts, who are directors of the Company, were the sole owners of Roberts Wireless. Pursuant to the terms of the merger agreement with Roberts Wireless, upon closing of the transaction, each of Messrs. Michael V. Roberts and Steven C. Roberts was entitled to receive 6,750,000 shares of Common Stock and approximately $2.0 million in cash as consideration in respect of his ownership interests in Roberts Wireless. The terms of the merger agreement, including the consideration payable to Messrs. Michael V. Roberts and Steven C. Roberts, were determined on the basis of arm's length negotiations between the Company and Messrs. Michael V. Roberts and Steven C. Roberts. Messrs. Michael V. Roberts and Steven C. Roberts were appointed to the Board of Directors of the Company upon completion of the Roberts Wireless acquisition.

         In connection with the acquisition of Roberts Wireless, the Company entered a number of arrangements with Messrs. Michael V. Roberts and Steven C. Roberts and certain companies affiliated with them as described in more detail below.

         o LOAN AGREEMENT WITH MESSRS. MICHAEL V. ROBERTS AND STEVEN C. ROBERTS. On June 30, 2000, Alamosa Operations, Inc. ("Alamosa Operations"), a wholly-owned subsidiary of the Company (as lender) entered into a loan agreement with Messrs. Michael V. Roberts and Steven C. Roberts (as borrowers) whereby Alamosa Operations agreed to lend $10.0 million to Messrs. Michael V. Roberts and Steven C. Roberts. The proceeds from this loan were used to fund capital and operation requirements of Roberts and Roberts Tower Company ("Roberts Tower"), a corporation owned and operated by Messrs. Michael V. Roberts and Steven C. Roberts.

         o ROBERTS WIRELESS LOAN AGREEMENT. On July 31, 2000, Alamosa Operations (as lender) entered into a loan agreement with Roberts Wireless (as borrower) whereby Alamosa Operations agreed to lend up to $26.6 million. In connection with the loan agreement, Roberts Wireless assumed certain obligations of Messrs. Michael V. Roberts and Steven C. Roberts under the June 30 loan agreement to the extent the proceeds of that loan were used to make capital contributions to Roberts Wireless. At the completion of the Roberts Wireless acquisition, the Roberts Wireless promissory note was transferred to Alamosa (Delaware) and contributed as equity to its wholly owned subsidiary, Alamosa Holdings, LLC.

         o ROBERTS TOWER LOAN AGREEMENT. On October 18, 2000, Alamosa Operations (as lender) and Roberts Tower (as borrower) entered into a loan agreement whereby Alamosa Operations agreed to lend up to $15.0 million to Roberts Tower, to be used for the purposes of repaying all remaining amounts owed by Messrs. Michael V. Roberts and Steven C. Roberts under the June 30 loan agreement and funding the construction of wireless telecommunications towers for use by Roberts Wireless through the completion of the merger with Roberts Wireless. In February 2001 the loan was paid in full.

         o JOINT VENTURE DEVELOPMENT AGREEMENT. On October 30, 2000, the Company and Messrs. Michael V. Roberts and Steven C. Roberts entered into a joint venture development agreement. Pursuant to the agreement, if either Mr. Michael V. Roberts or Mr. Steven C. Roberts (each a "Project Member") undertakes an international telecommunications business venture (a "Project") and desires for the Company to be involved in that Project, then before the Project Member enters into a letter of intent or binding agreement of any nature with another person regarding the Project, written notice must be given to the Company and the Company has 60 days to notify the Project Member of its desire to participate in the Project. During such 60 day period, the Company has the exclusive right to elect to participate in the Project. Promptly after the Company gives a notice of participation, the Company and the Project Member shall form a project entity and shall execute an agreement setting forth the terms, covenants, conditions and provisions for the purpose, ownership, management, financing and operating of the Project. Unless the Project Member and the Company agree to a different arrangement, the Company will have a 50% interest in each project entity and the Company will have full managerial control of each project entity. Except as described above, neither the Project Members nor the Company is obligated to bring to the other any opportunity to participate in a Project or any activity, domestic or international.

         o CONSULTING AGREEMENTS. On January 29, 2001, the Company entered into five-year consulting agreements with each of Messrs. Michael
              V. Roberts and Steven C. Roberts. The consulting agreements provide each of them with an annual compensation of $125,000, which is paid monthly.

         o RIGHT OF FIRST NEGOTIATION AGREEMENT. On February 14, 2001, the Company and Roberts Tower entered into a right of first negotiation agreement which grants Roberts Tower a right to negotiate tower leases on a "build-to-suit" basis within the Company's present and future territory. During the term of the agreement, whenever the Company or one of its subsidiaries is required to "build to suit" communications towers within the present or future territories in which it operates, the Company must notify Roberts Tower and Roberts Tower will have the exclusive right for a period of 30 days to negotiate with the Company to provide such towers. After such 30 day period, if the Company has not reached an agreement with Roberts Tower, the Company may obtain such tower sites from other third parties. The term of this agreement is five years.

         o RESALE AGREEMENT. On February 14, 2001, the Company and Messrs. Michael V. Roberts and Steven C. Roberts entered into a resale agreement which permits Messrs. Michael V. Roberts and Steven C. Roberts to buy air time at a discount for resale on a basis no less favorable than any other similar agreement to which the Company may be a party. Messrs. Michael V. Roberts and Steven C. Roberts may resell such airtime anywhere where such resales are permitted under applicable law. Any arrangement between the Company and Messrs. Michael V. Roberts and Steven C. Roberts for resales and use of air time will be subject to all required approvals of Sprint, Sprint Spectrum and Sprint PCS and/or any other applicable Sprint entities.

         o MASTER LEASE AGREEMENT. On February 14, 2001, Roberts Wireless and Roberts Tower entered into a master lease agreement which provides for the lease from Roberts Tower by Roberts Wireless of certain buildings, towers, tanks and /or improvements thereon for the purpose of installing, operating and maintaining communications facilities and services thereon. The initial term of the master lease agreement expires in February 2006, and Roberts Wireless has the right to extend the initial term of the lease for four additional terms of five years each. The agreement provides for monthly payments aggregating to approximately $16,800 per site per year, subject to an annual adjustment of 4% per annum. During the year ended December 31, 2001, approximately $2,625,0000 was paid under this agreement.

OTHER RELATED PARTY TRANSACTIONS

         In January 2000, the Company entered into various arrangements with Mericom Corporation and its affiliates for site acquisition, RF engineering and fixed network design. Mr. Reagan Silber, who was one of the Company's directors, holds an indirect minority interest in Mericom Corporation. Mr. Silber resigned from the Board of Directors of the Company effective April 16, 2001. For a description of the arrangements involving Mericom and the Company, see "Compensation Committee Interlocks and Insider Participation."

         On February 14, 2001, the Company completed its merger with WOW Holdings. Mr. Silber was a member of the board of managers of WOW Holdings. Mr. Silber is also a principal of Silpearl Associates, LLC, an affiliate of WOW Investment Partners, L.P., which owned approximately 44.4% of the outstanding membership interests of WOW Holdings. For a description of the consideration received by Mr. Silber in connection with the WOW Holdings merger, see "Compensation Committee Interlocks and Insider Participation."

         In connection with the Company's distribution and sales of Sprint PCS wireless communications equipment, on December 28, 1998, the Company entered into a long-term agreement to lease space for a retail store in Lubbock, Texas with Lubbock HLH, Ltd., principally owned by Mr. Hart, who is one of the Company's directors and the general manager of South Plains Telephone Cooperative, Inc., one of the Company's stockholders. This lease has a term of 15 years and provides for monthly payments aggregating to approximately $110,000 a year, subject to adjustment based on the Consumer Price Index on the first day of the sixth lease year and on the first day of the eleventh lease year. During fiscal year 2001, approximately $110,000 was paid under this lease.

                             AUDIT COMMITTEE REPORT

         The current members of the Audit Committee are Messrs. Clapp, Phelps and White. Mr. Budagher was a member of the Audit Committee until April 27, 2001.

         The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2001 with management and has received the written disclosures and the letter from PricewaterhouseCoopers LLP, the Company's independent auditors, required by Independent Standards Board Standard No. 1 (Independent Discussions with Audit Committee). The Audit Committee has also discussed with PricewaterhouseCoopers LLP the Company's audited financial statements for the fiscal year ended December 31, 2001, including among other things the quality of the Company's accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by management in its financial statements and the basis for the auditor's conclusions regarding the reasonableness of those estimates, and the auditor's independence, as well as the other matters required by Statement on Auditing Standards No. 61 of the Auditing Standards Board of the American Institute of Certified Public Accountants.

         Based on these discussions with PricewaterhouseCoopers LLP and the results of the audit of the Company's financial statements, the Audit Committee members recommended unanimously to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.


                              THE AUDIT COMMITTEE:

                         Ray M. Clapp     Tom M. Phelps

                                 Jimmy R. White

                            RATIFICATION OF AUDITORS
                                  (PROPOSAL 2)

         At the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP to serve as auditors of the Company for its fiscal year ending December 31, 2002. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders do not ratify the selection, may reconsider its selection.

         Ratification of the appointment of independent auditors of the Company requires the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon who are present, either in person or by proxy, at the Meeting. With respect to the ratification of the appointment of auditors of the Company, abstentions from voting will have the same effect as voting against such matter and "broker non-votes," if any, will be disregarded and have no effect on the outcome of the vote.

         Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

         The Company has been informed by PricewaterhouseCoopers LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates. During the Company's fiscal year ended December 31, 2001, the Company was billed the following aggregate fees by PricewaterhouseCoopers LLP:

         AUDIT FEES. The aggregate fees billed by PricewaterhouseCoopers LLP to the Company for professional services rendered for the audit of the Company's annual financial statements for the Company's fiscal year ended December 31, 2001, included in the Company's Annual Report on Form 10-K and the reviews of the financial statements included in the Company's Forms 10-Qs for that fiscal year was $498,564.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The aggregate fees billed by PricewaterhouseCoopers LLP to the Company for its fiscal year ended December 31, 2001 for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (financial information systems design and implementation services) was $211,839.

         ALL OTHER FEES. The aggregate fees billed by PricewaterhouseCoopers LLP to the Company for professional services rendered to the Company for its fiscal year ended December 31, 2001, other than the Audit Fees and Financial Information Systems Design and Implementation Fees described in the preceding two paragraphs, was $1,139,463. The principal non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2001 were (i) assistance with SEC registration statements, (ii) assistance with business acquisitions and (iii) tax and accounting consulting services.

         The Audit Committee of the Company's Board of Directors has concluded that the provision of these non-audit services is compatible with maintaining PricewaterhouseCoopers LLP's independence.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S AUDITORS.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

         Stockholder proposals intended for inclusion in the next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Alamosa Holdings, Inc., at 5225 S. Loop 289, Lubbock, Texas 79424, and must be received by December 19, 2002. The Company's By-laws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the By-laws, not later than March 4, 2003 and not earlier than February 1, 2003.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY IS REQUIRED TO FILE AN ANNUAL REPORT ON FORM 10-K WITH THE SEC. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, FILED WITH THE SEC IS AVAILABLE WITHOUT CHARGE BY WRITING TO JON D. DRAKE, DIRECTOR OF INVESTOR RELATIONS, ALAMOSA HOLDINGS, INC., 5225 S. LOOP 289, Suite 119, LUBBOCK, TEXAS 79424.

                                  OTHER MATTERS

         Copies of the Annual Report to Stockholders for fiscal year 2001 are being mailed to stockholders simultaneously with this Proxy Statement.

         The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

                             -----------------------

         The expense of proxy solicitation will be borne by the Company. The solicitation is being made by mail and may also be made by telephone, facsimile, or personally by directors, officers, and regular employees of the Company who will receive no extra compensation for their services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Common Stock.

                                          By Order of the Board of Directors,

                                          /s/ Kendall W. Cowan

                                          Kendall W. Cowan
                                          Chief Financial Officer and Secretary

                             ALAMOSA HOLDINGS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 29, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Alamosa Holdings, Inc., a Delaware corporation (the "Company"), hereby appoints Loyd I. Rinehart and Jon D. Drake, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Holiday Inn--Park Plaza Hotel and Conference Center, 3201 S. Loop 289, Lubbock, Texas, on May 29, 2002, at 10:00 a.m., local time, and any and all adjournments and postponements thereof, with all powers the undersigned would posses if personally present, on the following proposals and any other matters coming before said meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1 AND 2.

1.  Election of directors of the Company

    NOMINEES: Class II:                       FOR             WITHHOLD
                                         all nominees         AUTHORITY
                                         listed to the left   to vote for all
                                         (except as           nominees
               Schuyler B. Marshall      marked to the        listed to the left
               Thomas F. Riley, Jr.      contrary)
               Steven C. Roberts         [ ]                  [ ]

    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THAT INDIVIDUAL'S NAME.

2. Ratification of the appointment of PricewaterhouseCoopers, LLP as independent auditors for the year ending December 31, 2002

    [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. To transact any other business as may properly be brought before the Annual Meeting.

This proxy will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF PROPOSALS 1 AND 2 IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.

NOTE: Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

                                            -----------------------------------

                                            -----------------------------------
                                            Signature(s)                   Date

                                        2